                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                             Pete's Brewing Company
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  716378 10 4
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 Pages

CUSIP NO. 716378 10 4
          ---------------------


  (1)     NAMES OF REPORTING PERSONS    Peter Slosberg
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
          N/A                                                       (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    9,376
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     591,800
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   9,376
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               591,800
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          601,176
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.63%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              PAGE 2 OF 5 PAGES

CUSIP NO. 716378 10 4
          ---------------------


ITEM 1(a).   Name of Issuer:

                                      Pete's Brewing Company

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      514 High Street
                                      Palo Alto, CA 94306

ITEM 2(a)   Name of Person Filing:

                                      Peter Slosberg

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      514 High Street
                                      Palo Alto, CA 94301

ITEM 2(c)   Citizenship:

                                      UNITED STATES OF AMERICA

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      716378 10 4

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is a:

      (a) [ ] Broker or Dealer registered under Section 15 of the Act

      (b) [ ] Bank as defined in section 3(a)(6) of the Act

      (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment Company registered under section 8 of the Investment Company Act

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see section 240.13d-1(b)(1)(ii)(F)

      (g) [ ] Parent Holding Company, in accordance with section
              240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)


                               Page 3 of 5 pages

CUSIP NO. 716378 10 4
          ---------------------


ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned: 601,176 shares

      (b)   Percent of Class: 5.63%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote: 9,376

        (ii)  shared power to vote or to direct the vote: 591,800

       (iii)  sole power to dispose or to direct the disposition of: 9,376

        (iv)  shared power to dispose or to direct the disposition of:
              591,800


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


                               Page 4 of 5 pages

CUSIP NO. 71678 10 4
          ---------------------

ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                June 30, 1997
                      ------------------------------
                                      Date

                      /s/  Peter Slosberg
                      ------------------------------
                                   Signature

                        Peter Slosberg Co-Founder,
                                       Director
                      ------------------------------
                                   Name/Title









                               Page 5 of 5 pages